Exhibit 99.2

DAYSTAR TECHNOLOGIES, INC. (DSTI) APPOINTS NEW PRESIDENT

Marketwire 09/04/2012

DayStar Technologies, Inc. (NASDAQ: DSTI) ("DayStar") ("the Company") announced the appointment of Mr. Mark Roseborough to the position of President.

Chairman of the Board Peter Lacey, was quoted; “We are very proud to have Mark become part of the team of executives that we have assembled to steward DayStar to the leader position in global renewable energy. Along with Messieurs Hoover, Li, Hunsberger, and Giesbrecht, it is our belief we have assembled an excellent team dedicated to corporate and shareholder success.”

As an inducement to Mr. Roseborough accepting employment with the Company, a majority of the independent directors on the Company’s Board of Directors approved a grant of a restricted stock award of 200,000 shares. This award will vest in equal installments over the 12 months following the date of the grant. This equity award was granted as an inducement material to entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c) (4).

Mr. Roseborough previously held the position as a Start-up Lead Executive for a $1.2 billion Semiconductor plant in the southern US which he will transition from in the next couple months while starting to fulfill his newly appointed role. Mr. Roseborough was a director of EPOD Solar Inc. from October 10, 2007 to January 8, 2010. He also held management positions with EPOD Solar from 2003 and was promoted to Vice-President and held that position from June 30, 2008 until July 30, 2009. From 1992 to 2003, Mr. Roseborough worked at Belkorp Industries Inc. where he was Vice-President of Manufacturing having direct responsibility for the operations of three pulp and paper mills and one small oil refinery. These operations had approximately 350 employees and $300 million in revenues. From November 1999 to 2003, he also held the position as President and Chief Executive Officer of Bluewater Fiber in Port Huron, Michigan (on behalf of owner Merrill Lynch) which was a large recycle pulp mill.

About DayStar Technologies:

DayStar Technologies, Inc. is a developer of solar photovoltaic products based upon GIGS thin film deposition technology and is currently embarked on a strategy of strategic partnerships to enter new markets within the global renewal energy industry including ownership and construction of solar and renewable power plants. For more information, visit the DayStar website at http://www.daystartech.com/.

Contact:
Orsay Groupe Inc.,
William Nalley
305-515-8077
william@orsaygroupe.com
www.orsaygroupe.com